Exhibit 99.1

Rosetta Stone Inc. Reports Fourth Quarter and Full Year 2016 Results

Company delivers over 50% improvement in fourth quarter net loss, EPS; Lexia Learning posts double-digit growth; reaches exclusive license agreement for Japan marketplace

ARLINGTON, VA — March 14, 2017 — Rosetta Stone Inc. (NYSE:RST), a world leader in technology-based learning solutions, today announced financial results for the fourth quarter and full year ended December 31, 2016. Revenue in the fourth quarter 2016 totaled $51.7 million, down 11% from $58.0 million in the year-ago period. Fourth quarter 2016 net loss totaled $5.6 million, an improvement of 51% compared to the net loss of $11.4 million in the year-ago period. Included in the fourth quarter 2016 net loss were lease termination costs totaling $1.6 million. Included in the fourth quarter 2015 net loss were impairment charges and lease termination costs totaling $6.0 million. Earnings per diluted share in the fourth quarter 2016 totaled $(0.25), an improvement of 52% compared to $(0.52) per diluted share in the fourth quarter 2015.

Fourth Quarter 2016 Overview

•	Revenue at Lexia Learning ("Lexia"), the Company's Literacy segment, increased 35% year-over-year to a record high $9.8 million.

•
Total operating expenses decreased $13.0 million or 22% year-over-year to $45.5 million, representing the eighth consecutive quarter of year-over-year expense reductions. Total operating expenses included $1.6 million of lease termination costs in the fourth quarter 2016 and $6.0 million of impairment charges and lease termination costs in the year-ago period

•	Net loss improved 51% and EPS improved 52% year-over-year to $5.6 million or $(0.25) per diluted share

•	Adjusted EBITDA, a non-GAAP financial measure, improved $1.9 million year-over-year to $3.5 million

•	Cash and cash equivalents increased $4.0 million sequentially to $36.2 million at December 31, 2016, with zero debt outstanding.

“Over the course of 2016 we continued our work to right-size the Company and position it for growth by investing in Lexia and launching Catalyst, our new Enterprise Language product,” said John Hass, Chairman, President and Chief Executive Officer. “The restructuring process that began in March 2015 is nearing completion, having reduced expenses for eight consecutive quarters on a year-over-year basis. Importantly, even as we have focused our business and reduced costs, we have made targeted investments, especially in building out Lexia's distribution and support infrastructure, that will be a large source of future growth.”
Announcement of New Japanese Partnership
The Company has entered into a series of agreements with SOURCENEXT Corporation, (“SOURCENEXT”), the leading software distributor in Japan. "Today I am happy to announce a new partnership with SOURCENEXT, Japan's leading software publisher and distributor, to better serve the needs of learners in Japan. This agreement illustrates the enduring value of our brand and intellectual property."
As part of the agreement Rosetta Stone will provide SOURCENEXT a perpetual, exclusive license of certain brands and trademarks, including the primary Rosetta Stone brand, and product code for exclusive use in the consumer and enterprise language and education space in Japan. Rosetta Stone is receiving $13.5 million before certain adjustments, and is guaranteed a minimum of an additional $6 million over the next ten years. Finally, as part of the agreements, Rosetta Stone will have the first right to license and sell any products developed by SOURCENEXT under the Rosetta Stone trademark in territories outside of Japan.

Fourth Quarter 2016 Review
Revenue: Total revenue was down 11% year-over-year to $51.7 million, due to a 25% year-over-year decline in Consumer segment revenue to $24.0 million in the fourth quarter 2016. The decline in Consumer revenue reflects management's strategy to purposely scale-back the size and enhance the profitability of that business.
Enterprise & Education ("E&E") Language segment revenue decreased 6% year-over-year to $17.9 million in the fourth quarter 2016. The decline was driven by the restructuring of the E&E Language segment, initiated in March 2016, which had the effect of exiting the Enterprise segment's direct sales and marketing presence in several countries, including China, Brazil and France. The Company has reentered, or intends to reenter in the future, certain of these markets through agreements with local resellers. E&E Language segment revenue before the countries that were exited decreased 3%.
Revenue at Lexia increased 35% year-over-year to $9.8 million in the fourth quarter 2016. Adjusting for the impact of purchase accounting, Lexia's revenue would have been $10.5 million in the fourth quarter compared to $8.8 million in the year-ago period, and Lexia's pro forma growth rate would have been 19% year-over-year. Lexia's revenue growth was due to strong demand for its Core5 literacy curriculum product, and continued high renewal rates. The Company continues to invest to support the long-term growth of Lexia, including expanding the size of its direct sales force and the portfolio of products and services it provides to schools.

US$ thousands, except for percentages

	Three Months Ended December 31,
	2016	Mix %	2015	Mix %	% change
Revenue from:
Consumer	$23,942	46%	$31,749	55%	(25)%
E&E Language	17,926	35%	19,025	33%	(6)%
Literacy	9,810	19%	7,241	12%	35%
Total	$51,678	100%	$58,015	100%	(11)%
Net Loss:  The fourth quarter 2016 net loss improved 51% and EPS improved 52% year-over-year to $5.6 million or $(0.25) per diluted share, compared to the net loss of $11.4 million or $(0.52) per diluted share, in the year-ago period. Included in the fourth quarter 2016 net loss were lease termination costs totaling $1.6 million. Included in the fourth quarter 2015 net loss were non-cash impairment charges of $5.9 million, which included a $5.6 million partial goodwill impairment charge associated with the Company's Fit Brains business, and lease termination costs totaling $0.1 million
Selling, administrative and research expenses combined totaled $43.9 million in the fourth quarter 2016, down $8.6 million or 16%, compared to $52.5 million in the year-ago period. The most significant reduction was sales and marketing expense, which decreased $7.5 million or 21% year-over-year, primarily due to lower media spending in the Consumer segment.
Full Year 2016 Review
Revenue: Full year 2016 revenue totaled $194.1 million, down 11% from $217.7 million in 2015. The decline primarily reflected lower Consumer segment revenue, which was down 27% to $87.9 million in 2016, compared to $119.6 million in 2015.
Revenue in the E&E Language segment totaled $72.1 million in 2016, down 5% compared to $76.1 million in 2015. The reduction was driven by the restructuring of the E&E Language segment, initiated in March 2016, which had the effect of exiting the Enterprise segment's direct sales and marketing presence in several countries, including China, Brazil and France. E&E Language segment revenue before the countries that were exited decreased 2%.
Lexia's revenue totaled $34.1 million in 2016, up 56% from $21.9 million in 2015. Adjusting for the impact of purchase accounting, Lexia's revenue would have been $38.4 million in 2016 compared to $29.8 million a year ago, and Lexia's pro forma growth rate would have been 29% year-over-year.

US$ thousands, except for percentages

	Twelve Months Ended December 31,
	2016	Mix %	2015	Mix %	% change
Revenue from:
Consumer	$87,883	45%	$119,613	55%	(27)%
E&E Language	72,083	37%	76,129	35%	(5)%
Literacy	34,123	18%	21,928	10%	56%
Total	$194,089	100%	$217,670	100%	(11)%
Net Loss:  Full year 2016 net loss totaled $27.6 million, an improvement of $19.2 million or 41% compared to the net loss of $46.8 million in 2015. Earnings per diluted share in 2016 totaled $(1.25), an improvement of $0.92 or 42% compared to $(2.17) per diluted share in 2015. Included in the net losses were non-cash impairment charges of $3.9 million and lease termination expenses of $1.6 million in 2016. In 2015, the Company recorded non-cash impairment charges of $6.8 million and lease termination expenses of $0.1 million.
The 2016 impairment charges included a $1.0 million charge for capitalized R&D and a $2.9 million charge to impair the remaining goodwill and other intangible assets related to the Company's Fit Brains business. By comparison, the Company incurred a $1.1 million charge for capitalized R&D and recorded a partial goodwill impairment charge of $5.6 million for the Fit Brains business in 2015.
Selling, administrative and research expenses combined totaled $181.1 million in 2016, a decrease of $35.0 million or 16% compared to $216.1 million in 2015. The improvement reflects the combined effects of cost savings initiatives announced since March 2015. The majority of the operating expense decline was in sales and marketing expense, which declined $21.7 million or 16% to $114.3 million in 2016, compared to $136.1 million in 2015. In addition, general and administrative expense declined $9.6 million or 19% to $40.5 million in 2016, compared to $50.1 million in 2015.
Balance Sheet: The Company had zero debt and a cash and cash equivalents balance of $36.2 million at December 31, 2016. Deferred revenue totaled $141.5 million at December 31, 2016, compared to $142.7 million at December 31, 2015. Short-term deferred revenue, which will be recognized as revenue over the next 12 months, totaled $113.8 million, or approximately 80% of the total December 31, 2016 balance. Subsequent to year-end in March 2017, the Company amended its $25 million credit facility to extend the maturity date to April 2020.
Free Cash Flow and Adjusted EBITDA: Free cash flow, a non-GAAP financial measure, was $4.3 million in the fourth quarter 2016, compared to $12.1 million in the same period a year ago. For the full year 2016, free cash flow totaled $(11.3) million, compared to $(14.5) million in 2015. The Company's cash flow has historically been seasonal, with a net use of cash during the first half of the year and positive cash generation in the second half of the year.
Adjusted EBITDA, a non-GAAP financial measure, was $3.5 million in the fourth quarter, an improvement of $1.9 million compared to $1.6 million in the year-ago period. For the full year, Adjusted EBITDA totaled $4.4 million in 2016, compared to $(7.0) million in 2015.

Earnings Conference Call
In conjunction with this announcement, Rosetta Stone will host a conference call today at 5:00 p.m. ET during which time there will be a discussion of the results and the Company's 2017 outlook. Investors may dial into the live conference call using 1-201-689-8470 (toll / international) or 1-877-407-9039 (toll-free). A live webcast will also be available in the investor relations section of the Company’s website at http://investors.rosettastone.com. A replay will be made available soon after the live conference call is completed and will remain available until midnight on March 21. Investors may dial into the replay using 1-412-317-6671 and passcode 13655713.

Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by non-historical statements and often include words such as "outlook,"

"potential," "believes," "expects," "anticipates," "estimates," "intends," "plans," "seeks" or words of similar meaning, or future-looking or conditional verbs, such as "will," "should," "could," "may," "might, " "aims," "intends," or "projects." These statements may include, but are not limited to, statements relating to: our business strategy; guidance or projections related to revenue, Adjusted EBITDA, bookings, and other measures of future economic performance; the contributions and performance of our businesses including acquired businesses and international operations; projections for future capital expenditures; and other guidance, projections, plans, objectives, and related estimates and assumptions. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances. In addition, forward-looking statements are based on the Company’s current assumptions, expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from our present expectations or projections. Some important factors that could cause actual results, performance or achievement to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to: the risk that we are unable to execute our business strategy; declining demand for our language learning solutions; the risk that we are not able to manage and grow our business; the impact of any revisions to our pricing strategy; the risk that we might not succeed in introducing and producing new products and services; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as bank financing, as well as our ability to raise additional funds; the risk that we cannot effectively adapt to and manage complex and numerous technologies; the risk that businesses acquired by us might not perform as expected; and the risk that we are not able to successfully expand internationally. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements, risks and uncertainties that are more fully described in the Company's filings with the U.S. Securities and Exchange Commission (SEC), including those described under the section entitled “Risk Factors” in the Company’s most recent quarterly Form 10-Q filings and Annual Report on Form 10-K, as such factors may be updated from time to time.
Non-GAAP Financial Measures
To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), the Company uses, and this press release contains references to, the non-GAAP financial measures of financial performance listed below.

•	Bookings represent executed sales contracts received by the Company that are either recorded immediately as revenue or as deferred revenue.

•
Adjusted EBITDA is GAAP net income/(loss) plus interest income and expense, other income/expense, income tax benefit and expense, impairment, depreciation, amortization, stock-based compensation, and restructuring expenses. In addition, Adjusted EBITDA excludes "Other" items related to the litigation with Google Inc., consulting and other related costs associated with the development and implementation of the accelerated strategy and cost reductions, non-restructuring wind down and severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to current definition.

•	Free cash flow is cash flow from operating activities minus cash used in purchases of property and equipment.

•
Segment contribution includes segment revenue and expenses incurred directly by the segment, including material costs, service costs, customer care and coaching costs, sales and marketing expenses, and bad debt expense.

The definitions, GAAP comparisons, and reconciliation of those measures with the most directly comparable GAAP financial measures are available in this press release or in the corresponding earnings presentation, which are posted on our website at www.rosettastone.com.
Management believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations, enabling a better understanding of the long-term performance of the Company’s business. Management uses these non-GAAP measures to compare the Company’s performance to that of prior periods for trend analysis, and for budgeting and planning purposes. Management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other software and education-technology companies, many of which present similar non-GAAP financial measures to investors.
The presentation of this additional financial information is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing earnings information, including this press release, or in corresponding earnings presentations, and not to rely on any single financial measure to evaluate the Company’s business. The Company’s non-GAAP measures may not be comparable to those used by other companies, and we encourage you to review and understand all our financial reporting before making any investment decision.
About Rosetta Stone Inc.
Rosetta Stone Inc. (NYSE: RST) is dedicated to changing people’s lives through the power of language and literacy education. The company’s innovative digital solutions drive positive learning outcomes for the inspired learner at home or in schools and workplaces around the world.

Founded in 1992, Rosetta Stone’s language division uses cloud-based solutions to help all types of learners read, write, and speak more than 30 languages. Lexia Learning, Rosetta Stone's literacy education division, was founded more than 30 years ago and is a leader in the literacy education space. Today, Lexia helps students build fundamental reading skills through its rigorously researched, independently evaluated, and widely respected instruction and assessment programs.

For more information, visit www.rosettastone.com. “Rosetta Stone” is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.

Investors:
Frank Milano
ir@rosettastone.com
703-387-5876

Media Contact:
Michelle Alvarez
malvarez@rosettastone.com
703-387-5862

ROSETTA STONE INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

	As of December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$36,195	$47,782
Restricted cash	402	80
Accounts receivable (net of allowance for doubtful accounts of $1,072 and $1,196, at December 31, 2016 and December 31, 2015, respectively)	31,788	47,327
Inventory	6,767	7,333
Deferred sales commissions	14,085	13,526
Prepaid expenses and other current assets	3,813	3,612
Total current assets	93,050	119,660
Deferred sales commissions	4,143	5,614
Property and equipment, net	24,795	22,532
Goodwill	48,251	50,280
Intangible assets, net	22,753	28,244
Other assets	1,318	2,213
Total assets	$194,310	$228,543
Liabilities and stockholders' (deficit) equity
Current liabilities:
Accounts payable	$10,684	$10,778
Accrued compensation	10,777	8,201
Income tax payable	785	121
Obligations under capital lease	532	521
Other current liabilities	22,150	35,318
Deferred revenue	113,821	106,868
Total current liabilities	158,749	161,807
Deferred revenue	27,636	35,880
Deferred income taxes	6,173	4,998
Obligations under capital lease	2,027	2,622
Other long-term liabilities	1,384	826
Total liabilities	195,969	206,133
Commitments and contingencies
Stockholders' (deficit) equity:
Preferred stock, $0.001 par value; 10,000 and 10,000 shares authorized, zero and zero shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	—	—
Non-designated common stock, $0.00005 par value, 190,000 and 190,000 shares authorized, 23,451 and 23,150 shares issued and 22,451 and 22,150 shares outstanding at December 31, 2016 and December 31, 2015, respectively	2	2
Additional paid-in capital	190,827	185,863
Treasury stock, at cost; 1,000 and 1,000 shares at December 31, 2016 and December 31, 2015, respectively	(11,435)	(11,435)
Accumulated loss	(177,344)	(149,794)
Accumulated other comprehensive loss	(3,709)	(2,226)
Total stockholders' (deficit) equity	(1,659)	22,410
Total liabilities and stockholders' (deficit) equity	$194,310	$228,543

ROSETTA STONE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenue:
Subscription and service	$39,581	$40,134	$154,336	$151,701
Product	12,097	17,881	39,753	65,969
Total revenue	51,678	58,015	194,089	217,670
Cost of revenue:
Cost of subscription and service revenue	6,788	5,369	23,676	21,629
Cost of product revenue	3,150	4,170	10,645	16,898
Total cost of revenue	9,938	9,539	34,321	38,527
Gross profit	41,740	48,476	159,768	179,143
Operating expenses
Sales and marketing	27,646	35,145	114,340	136,084
Research and development	6,607	6,958	26,273	29,939
General and administrative	9,637	10,397	40,501	50,124
Impairment	—	5,945	3,930	6,754
Lease abandonment and termination	1,614	55	1,644	55
Total operating expenses	45,504	58,500	186,688	222,956
Loss from operations	(3,764)	(10,024)	(26,920)	(43,813)
Other income and (expense):
Interest income	12	11	46	23
Interest expense	(117)	(107)	(470)	(378)
Other income and (expense)	(491)	(204)	2,297	(1,469)
Total other income and (expense)	(596)	(300)	1,873	(1,824)
Loss before income taxes	(4,360)	(10,324)	(25,047)	(45,637)
Income tax expense	1,253	1,112	2,503	1,159
Net loss	$(5,613)	$(11,436)	$(27,550)	$(46,796)
Loss per share:
Basic	$(0.25)	$(0.52)	$(1.25)	$(2.17)
Diluted	$(0.25)	$(0.52)	$(1.25)	$(2.17)
Common shares and equivalents outstanding:
Basic weighted average shares	22,065	21,801	21,969	21,571
Diluted weighted average shares	22,065	21,801	21,969	21,571

ROSETTA STONE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,613)	$(11,436)	$(27,550)	$(46,796)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Stock-based compensation expense	1,449	1,826	4,906	7,195
Loss (gain) on foreign currency transactions	382	126	(2,449)	1,471
Bad debt expense	238	54	709	1,657
Depreciation and amortization	3,510	3,485	13,322	13,660
Deferred income tax expense	305	277	1,162	849
Loss (gain) on disposal of equipment	47	(71)	179	(15)
Amortization of deferred financing costs	71	56	274	160
Loss on impairment	—	5,945	3,930	6,754
(Gain) loss from equity method investments	(1)	32	45	23
Gain on divestiture of subsidiary	—	—	—	(660)
Net change in:
Restricted cash	(24)	40	(378)	43
Accounts receivable	5,769	36	14,681	26,376
Inventory	1,261	378	538	(1,253)
Deferred sales commissions	367	180	919	(4,121)
Prepaid expenses and other current assets	538	1,140	(167)	1,080
Income tax receivable or payable	671	1,505	719	568
Other assets	303	(479)	668	(684)
Accounts payable	849	294	(74)	(8,636)
Accrued compensation	(722)	(511)	2,701	(5,485)
Other current liabilities	(184)	7,158	(13,261)	(14,223)
Other long-term liabilities	515	(68)	558	(486)
Deferred revenue	(2,545)	3,761	(192)	16,878
Net cash provided by (used in) operating activities	7,186	13,728	1,240	(5,645)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(2,886)	(1,651)	(12,514)	(8,856)
Proceeds from sale of fixed assets	—	1,642	38	1,642
Acquisitions, net of cash acquired	—	—	—	(1,688)
Net cash outflow from divestiture of subsidiary	—	—	—	(186)
Other investing activities	—	—	—	(286)
Net cash used in investing activities	(2,886)	(9)	(12,476)	(9,374)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of stock options	11	—	58	114
Payment of deferred financing costs	(1)	(5)	(183)	(130)
Payments under capital lease obligations	(93)	(243)	(533)	(711)
Net cash used in financing activities	(83)	(248)	(658)	(727)
Increase (decrease) in cash and cash equivalents	4,217	13,471	(11,894)	(15,746)
Effect of exchange rate changes in cash and cash equivalents	(243)	(56)	307	(1,129)
Net increase (decrease) in cash and cash equivalents	3,974	13,415	(11,587)	(16,875)
Cash and cash equivalents—beginning of period	32,221	34,367	47,782	64,657
Cash and cash equivalents—end of period	$36,195	$47,782	$36,195	$47,782

ROSETTA STONE INC.
Reconciliation of GAAP Net Loss to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
GAAP net loss	$(5,613)	$(11,436)	$(27,550)	$(46,796)
Total other non-operating (income) and expense, net	596	300	(1,873)	1,824
Income tax expense	1,253	1,112	2,503	1,159
Impairment	—	5,945	3,930	6,754
Depreciation and amortization	3,510	3,485	13,322	13,660
Stock-based compensation expense	1,449	1,826	4,906	6,147
Stock-based compensation expense related to restructuring	—	—	—	1,048
Restructuring expenses (reversal)	10	(18)	5,193	7,743
Other EBITDA adjustments	2,247	376	3,928	1,500
Adjusted EBITDA*	$3,452	$1,590	$4,359	$(6,961)

* Adjusted EBITDA is GAAP net income/(loss) plus interest income and expense, other income/expense, income tax benefit and expense, impairment, depreciation, amortization, stock-based compensation, and restructuring expenses. In addition, Adjusted EBITDA excludes "Other" items related to the litigation with Google Inc., consulting and other related costs associated with the development and implementation of the accelerated strategy and cost reductions, non-restructuring wind down and severance costs, severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to the current definition.

ROSETTA STONE INC.
Reconciliation of Cash Provided by (Used In) Operating Activities to Free Cash Flow
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net cash provided by (used in) operating activities	$7,186	$13,728	$1,240	$(5,645)
Purchases of property and equipment	(2,886)	(1,651)	(12,514)	(8,856)
Free cash flow *	$4,300	$12,077	$(11,274)	$(14,501)

* Free cash flow is cash flow from operations minus cash used in purchases of property and equipment.

Rosetta Stone Inc.
Supplemental Information
(unaudited)

	Quarter-Ended				Year Ended	Quarter-Ended				Year Ended
	Mar 31 2015	Jun 30 2015	Sep 30 2015	Dec 31 2015	Dec 31 2015	Mar 31 2016	Jun 30 2016	Sep 30 2016	Dec 31 2016	Dec 31 2016
Revenue by Segment (in thousands, except percentages)

Enterprise & Education Language	18,998	18,558	19,548	19,025	76,129	18,331	17,490	18,336	17,926	72,083
Literacy	4,170	4,733	5,784	7,241	21,928	7,577	7,950	8,786	9,810	34,123
Consumer	35,274	28,120	24,470	31,749	119,613	22,094	20,276	21,571	23,942	87,883
Total	58,442	51,411	49,802	58,015	217,670	48,002	45,716	48,693	51,678	194,089

YoY Growth (%)
Enterprise & Education Language	15%	6%	(1)%	(10)%	2%	(4)%	(6)%	(6)%	(6)%	(5)%
Literacy	196%	146%	103%	94%	121%	82%	68%	52%	35%	56%
Consumer	(18)%	(26)%	(42)%	(42)%	(32)%	(37)%	(28)%	(12)%	(25)%	(27)%
Total	(4)%	(10)%	(23)%	(27)%	(17)%	(18)%	(11)%	(2)%	(11)%	(11)%

% of Total Revenue
Enterprise & Education Language	33%	36%	39%	33%	35%	38%	38%	38%	35%	37%
Literacy	7%	9%	12%	12%	10%	16%	17%	18%	19%	18%
Consumer	60%	55%	49%	55%	55%	46%	45%	44%	46%	45%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

Revenues by Geography (in thousands, except percentages)

United States	46,189	41,539	40,639	49,599	177,966	39,795	37,626	41,042	44,352	162,815
International	12,253	9,872	9,163	8,416	39,704	8,207	8,090	7,651	7,326	31,274
Total	58,442	51,411	49,802	58,015	217,670	48,002	45,716	48,693	51,678	194,089

Revenues by Geography (as a %)
United States	79%	81%	82%	85%	82%	83%	82%	84%	86%	84%
International	21%	19%	18%	15%	18%	17%	18%	16%	14%	16%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

Prior period data has been modified where applicable to conform to current presentation for comparative purposes. Immaterial rounding differences may be present in this data in order to conform to Financial Statement totals.